Exhibit 10 iii
              CODE OF ETHICS - PURCHASE & SALE OF FUND SECURITIES

Pursuant to the requirements of Rule 17j-1 (under the Investment Company Act of
1940) and in order to protect against unlawful acts, practices & courses of bus-iness by individuals or entities related to the Valley Forge Fund, (the "Fund"), the Fund hereby adopted the following Code of Ethics and procedures for imple-menting provisions of the Code concerning management of securities that the Fund considers for purchase or sale:
1 As used in this Code of Ethics: a) "Access Person" means a Director, Officer or Advisory Person (as defined in b below) of the Fund;
 b) "Advisory Person" means a Fund employee who, in connection with his regular functions or duties, makes, participates in, obtains information about purchase or sale of a Fund security or whose functions or duties relate to the making of such recomendations, & any natural person in a control relationship to the Fund who obtained information concerning recommendations made to the Fund with regard to the purchase or sale of any Security;
 c) "Affiliated Person" has the meaning set forth in Section 2 (a) (3) of the Investment Company Act of 1940;
 d) "Purchase or Sale of a Security" includes the writing of an option to pur-chase or sell a Security;
 e) "Security" has the meaning set forth in Section 3 (a) (10) of the Securi-ties Act of 1940 as amended;
 f) "Portfolio Security" means any Security that is being or during the past 30 days has been purchased or sold by the Fund or considered by the Fund for purchase or sale by the Fund;
 g) "Person" is a natural person, partnership, corporation, trust, estate, joint venture, business trust, association, cooperative, government (or any subdivision, branch or agency thereof), governmental entity, foundation, or other entity.
2 No Director, Oficer, Employee or other Affiliated Person or Access Person ("Covered Person") or any "Member of the Immediate Family" (as defined in Section 2 (a) (19) of the Investment Company Act of 1940) of any Covered Person, shall purchase or sell any Security that is a Portfolio Security, any Security convertable into a Portfolio Security or an option to purchase before or sell before such Security, or any Security into which a Portfolio Security is con-vertable or with respect to which a Portfolio Security gives its owner an option to purchase or sell such Security.
3 a) On the 3rd Tuesday of each even month, the Fund shall provide each Covered
 Person with copies of all Portfolio Securities and all securities held as of the end of the previous briefing ("Held Securities").
 b) On the same day, each Covered Person shall provide the Fund with a list of the names and amounts of all Securities owned by the Fund and also held by such person and/or members of his imediate family as of the end of the pre-vious 3rd Tuesday of even months.
4 No Covered Person shall disclose, divulge or communicate to any person (other than another Covered Person) directly or indirectly, any "inside" information regarding the Fund and relating to Held Securities, Portfolio Securities or any completed or proposed transactions involving Held Securities and/or Portfolio Securities.
5 The Fund shall require that its Investment Adviser providing investment advice & acting as Transfer Agent and Principal Broker adopt Codes of Ethics substan-tially identical to this Code with respect to the Fund's Portfolio Securities.